Exhibit 10.1

David N. Farr Chairman and Chief Executive Officer Emerson 8000 West Florissant Avenue. P.O. Box 4100 St. Louis, MO 63136-8506 USA

August 12, 2020

Robert T. Sharp

8000 West Florissant Avenue

St. Louis, Missouri 63136

Dear Bob,

This Letter Agreement (the “Agreement”) sets out the terms of your separation from Emerson Electric Co., including your resignation as an employee and officer of Emerson. Throughout this Agreement, the term “Emerson” means Emerson Electric Co. together with any and all other entities owned directly or indirectly, in whole or in part, by Emerson Electric Co. Your separation of employment and the terms of this Agreement are effective as of September 30, 2020 (the “Separation Date”).

In consideration of good and valuable consideration provided to you pursuant to this Agreement, you agree as follows:

1.	NON-DISCLOSURE AGREEMENT

You agree that during your employment you have received and had access to Emerson’s trade secrets and confidential and proprietary information (collectively, the “Confidential Information”), which includes or concerns, but is not limited to, attorney/client communications, global strategic communications, information pertaining to strategic planning or other strategy, mergers and acquisitions, corporate technology, intellectual property, customers, pricing, business methods and operations, business policies, procedures, practices and techniques, legal opinions and legal matters, research or development projects or results, sales, finances, products, suppliers, personnel performance and compensation, plans for future development, marketing practices, market participation, market studies and financial forecasts and budgeting. You agree that disclosure of such Confidential Information would be detrimental to Emerson and agree that at no time following termination of your employment with Emerson will you directly or indirectly disclose or cause the disclosure of any Confidential Information to any person, firm, corporation or entity, no matter what the purpose. You further agree that you will not directly or indirectly disclose the terms of this Agreement to any person except as authorized specifically herein.

The non-disclosure obligations set forth above shall not apply to the extent it is necessary for you to: report income to taxing authorities; communicate with immediate family members regarding financial matters; communicate with your attorneys or agents to obtain legal and/or financial planning advice after any such attorneys or agents bind themselves in writing to the same non-disclosure obligations as set forth above; or to respond to any lawfully issued subpoena or order of a court of competent jurisdiction or legitimate discovery request pursuant to state or federal rules of civil procedure. Provided, however, that if any such subpoena, order of court or discovery request is actually received by you, you agree to provide a copy to Emerson’s General Counsel no later than three (3) days after receipt via email, hand-delivery or overnight courier so that Emerson may seek an appropriate protective order or other appropriate remedy, or in Emerson’s sole discretion, waive compliance with the terms of this Section 1 of this Agreement. You agree to cooperate with Emerson to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that Emerson waives compliance with the terms of Section 1 of this Agreement, you agree that you shall (i) disclose only that portion of the Confidential Information that you are advised by the written legal opinion of counsel that you are legally required to disclose, (ii) provide Emerson with prompt written notice in advance of any such disclosure, and (iii) use all reasonable best efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information disclosed.

You agree to deliver to Emerson’s General Counsel prior to your Separation Date all such Confidential Information, any other property of Emerson, and all copies thereof in your possession or control, whether in handwritten, typed, printed, graphic or electronic form (whether stored on Emerson-owned or personally owned or used devices, including but not limited to personal computers, tablets, smart phones, memory sticks, thumb drives, or on-site or off-site storage locations). If after your Separation Date you determine that you have any Confidential Information or other property of Emerson in your possession or control, you shall immediately deliver such Confidential Information or property to the General Counsel. You further agree to deliver your signed certification of compliance with the provisions of this paragraph promptly upon request made to you in writing by Emerson’s General Counsel.

Notwithstanding the foregoing, you may make any prospective employer or employee aware of any provisions of this Agreement that would restrict your post-Emerson employment activities.

2.	NON-DISPARAGEMENT AGREEMENT

You will not individually or through third parties make any public or private statement with respect to any aspect of your employment with Emerson, your knowledge of the business and/or practices of Emerson, your separation of employment or the terms of this Agreement. If inquiry is made by anyone regarding your employment by, or separation from, Emerson, you agree to state only “I have separated employment from Emerson effective September 30, 2020 and look forward to future pursuits. I have enjoyed my many years with Emerson, but it is time for me personally to move on. Emerson is a tremendous company and I wish it well.” If such an inquiry is made of Emerson, Emerson shall make similar positive statements about you.

The parties agree that they will not, directly or indirectly, disparage or make or cause to be made, any comments, statements, or communications of any sort to anyone — whether true or false — that may reasonably be considered to be derogatory or detrimental to the parties, or as to Emerson, any Released Parties (as defined in the Waiver and Release Agreement attached as Exhibit A), their reputations or their services or that in any way reflect on the current or former business practices of Emerson or its employees or you. The parties acknowledge that Emerson and you each have a good reputation locally, nationally and internationally, and the parties will take no action or engage in any conduct that could injure or diminish that good reputation.

3.	NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

You also agree that you will not, without prior written consent from both of Emerson’s Chief Executive Officer and General Counsel, directly or indirectly for a period of four (4) years from your Separation Date (the “Restricted Period”):

a.

enter the employ of, provide consulting services to, assist, or have any financial interest in, any person, firm, corporation, or other entity engaged in business activities anywhere in the world that directly or indirectly competes with the businesses of Emerson as conducted on the date of this Agreement or as contemplated on the date hereof to be developed during the Restricted Period;

b.

acquire in any manner any investment in, or provide services to in any capacity, any equity fund, hedge fund, or other investment vehicle, however structured, that either directly or through portfolio company investments or otherwise competes with the businesses of Emerson as conducted on the date hereof or as contemplated on the date hereof to be developed during the Restrictive Period;

c.	assist any third party in connection with any acquisition of any business of Emerson, whether through an acquisition of stock or assets or otherwise, or in the sale of any business to Emerson;

d.

assist any third party in connection with any attempt to assert control over or influence the management of Emerson, whether through the acquisition of stock by such third party, addition of board members recommended by such third party, a proxy solicitation by such third party or otherwise;

e.

accept or solicit business from or attempt to solicit or accept business from any person that is a customer of Emerson, except where such acceptance or solicitation is in connection with your employment by an employer that is not a competitor of Emerson or would otherwise violate this Agreement;

f.	divert, take any action to induce, or encourage a customer of Emerson to reduce or cease doing business with Emerson;

g.

solicit, hire, or attempt to solicit or hire any person that currently is or within the 12-month period prior to such solicitation, hiring or attempt thereof was an employee, agent or consultant of Emerson to leave such employment or separate his or her relationship with Emerson or induce any such person to do anything which you are restricted from doing by reason of this Agreement; or

h.	engage in any other action that might undermine the business or legal interests of Emerson.

The foregoing shall not restrict you from owning not more than five percent (5%) of the securities of any competitor of Emerson that is listed on any national securities exchange, traded over-the-counter, or that is otherwise available for investment by the general public as long as you have no relationship with the issuer of such securities or any affiliate thereof, except as an investor.

4.	REASONABLENESS ENFORCEABILITY AND LIQUIDATED DAMAGES

You agree that the restrictions contained in Section 3, including those on time and scope, are reasonable for the protection of Emerson in light of your in-depth knowledge of Emerson’s global business, your present and prior positions with Emerson and your access to Confidential Information relating to all of Emerson’s businesses. You also affirm your agreement to comply with all existing non-competition, invention disclosure and assignment, non-disclosure and non-solicitation obligations you have with Emerson, including specifically your obligations under the Emerson Incentive Shares plans and related performance shares and restricted stock award agreements and Emerson stock option plans and related option agreements. You agree that your obligations set forth in this Agreement are in addition to and do not invalidate or supersede your obligations under other plans, agreements or contracts unless in direct conflict, in which case the terms of this Agreement shall prevail.

You agree and acknowledge that Emerson would not enter into this Agreement and provide the valuable consideration offered to you herein but for the restrictions in this Agreement. You agree that a violation of this Agreement and the other agreements referenced in this Section 4 would result in irreparable injury to Emerson and that, in the event of a violation or a reasonably perceived threatened violation of any of the aforementioned restrictions, Emerson shall be entitled to immediate, preliminary and permanent injunctive relief which is in addition to any other remedies to which Emerson may be entitled. You further agree to reimburse Emerson for all costs, expenses and reasonable attorneys’ fees Emerson incurs to reasonably seek enforcement of any provision contained herein, whether or not litigation is commenced; provided, however, that in the event of a reasonably perceived threatened violation that could be cured prior to damage to Emerson, Emerson shall provide you with notice (written or verbal) and the opportunity to cure within five (5) days such reasonably perceived threatened violation prior to Emerson claiming reimbursement for such costs, expenses and reasonable attorneys’ fees.

You agree that any breach or threatened breach of this Agreement will result in immediate forfeiture by you of all payments to be made or benefits provided to you under this Agreement. You also agree as liquidated damages for any such breach to repay to Emerson one-half of the economic value of all benefits provided to you under this Agreement prior to the date of breach. You agree that this liquidated damages provision and other remedies are necessary because substantial damage will accrue to Emerson as the result of a breach, and the amount of damages attributable to such breach may be uncertain and difficult to calculate. Payment of liquidated damages shall in no way affect the settlement and release of claims by you, nor shall payment of liquidated damages limit the enforceability of any clause in this Agreement or any other agreement referenced in this Section 4 or the ability of Emerson to seek damages and any other relief from you as provided under applicable law or any agreement between you and Emerson.

5.	RELEASE AND DISCHARGE

You will release and discharge Emerson and its respective Directors, officers, employees and agents from any and all claims or liability of whatever nature and will execute the Waiver and Release Agreement attached hereto as Exhibit A. If the Waiver and Release Agreement attached as Exhibit A is not executed by you, this Agreement shall be null and void. You also agree that no benefits or other compensation described in this Agreement (other than the payment of your base salary described in Section 8.A. hereof) shall be paid or provided to you until expiration of the seven-day revocation period set forth in the Waiver and Release Agreement.

Emerson acknowledges that, with respect to claims, actions or issues that arose during your employment for which you were entitled to defense or indemnification pursuant to Emerson’s By-Laws or directors and officers insurance coverage, you shall remain entitled to such defense or indemnification subject to and solely in accordance with the terms and conditions of such By-Laws or insurance coverage during such period.

6.	RESIGNATIONS

You agree to execute the Officer Resignation Form attached hereto as Exhibit B, effective as of August 12, 2020.

7.	CLAWBACK

You agree that you will remain subject to Emerson’s clawback policies, including the Clawback Policy for Executive Officers which provides: “If the Board determines that an executive officer has engaged in intentional misconduct that caused or partially caused a material restatement of the Company’s consolidated financial statements, the Board may, to the extent permitted by law and to the extent it determines that it is in the Company’s best interests to do so, require reimbursement to the Company of, or reduce or cancel, that portion of annual incentive or any long-term incentive compensation paid or credited to such executive officer on or after February 1, 2015 that would not have been paid or credited had the consolidated financial statements that are the subject of such restatement been correctly stated. For purposes of this policy, the term “executive officer” means any officer of the Company who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934,” and such other clawback provisions as included in your incentive award agreements.

8.	COMPENSATION AND BENEFITS

Subject to and conditioned upon your compliance with your obligations and covenants in this Agreement and any other agreement entered into between you and Emerson, you will receive the compensation and benefits outlined below. The compensation and benefits set forth herein are in lieu of and replace any other compensation or benefits to which you may be entitled from Emerson:

a.	Payment Through Separation Date: You will remain on the Emerson payroll and receive your current base salary through your Separation Date.

b.

Salary Continuation: The Company will provide salary continuation payments at your current base salary rate from your Separation Date through June 30, 2021. This will be paid to you in the manner that you currently receive your salary payments. If you commence other employment during this period, your salary continuation payments will end.

You specifically agree to immediately notify Emerson’s General Counsel upon your acceptance of other employment or consulting arrangement (paid or unpaid) and further agree that your failure to do so will be a material breach of this Agreement.

c.

Discretionary Cash Bonus: You will remain eligible to participate in the Fiscal 2020 Emerson Electric Extra Salary Program under the same terms and conditions as other participants in the Program. We will recommend to the Compensation Committee that you receive a payment under the Program for Fiscal 2020, and subject to their approval, payment will be made consistent with prior practices for other named executive officers.

You will not be eligible to participate in the Fiscal 2021 Emerson Electric Extra Salary Program.

d.	Employee Benefits:

(1)	Benefits During Salary Continuation:

(a)

Health and Welfare Benefits — While on salary continuation, you will remain eligible to participate in the active employee benefit plans that you currently participate in, under the terms and conditions of the underlying plans. The terms and conditions of the underlying plans are subject to change. The Company will continue to pay its portion of the required premiums through the end of the month that your salary continuation ends. Your portion of these premiums will be deducted from your salary continuation payments.

(b)	STD/LTD — Under the terms of the plans/governing regulations, you are not eligible to participate in the Short-Term and Long-Term disability programs after your Separation Date.

(c)

Qualified and Non-qualified 401(k) Plans — Under the terms of the plans/governing regulations, you will no longer be able to make or receive contributions (employee/employer) to the Emerson Electric Co. Employee Savings Investment Plan (the “401(k) Plan”) or the Emerson Electric Co. Savings Investment Restoration Plan (the “Non-Qualified 401(k) Plan”) after your Separation Date.

(2)	Benefits After Salary Continuation:

(a)

Health and Welfare Benefits — Upon the conclusion of your salary continuation period, you are eligible for continuing medical, dental and vision insurance coverage through Emerson’s pre-65 insurance program. If you wish to enroll for this coverage, you are required to do so at that time and will be required to make arrangements to personally pay the required premiums to the carriers.

As required by federal law, you will also have medical insurance continuation options available to you under the Consolidated Omnibus Budget Reconciliation Act, commonly referred to as COBRA. Detailed information will be sent to you by Emerson’s third-party administrator outlining your rights under COBRA at that time. To participate, you are required to enroll and arrange to personally pay the required premiums to the providers.

If you choose the COBRA continuation option, you will not be permitted to enroll in the Pre-65 coverage at a later date.

(b)

Life Insurance Coverage — After your salary continuation period concludes, you will also receive information on continuing your life insurance coverage (through conversion or portability) by electing to do so and arranging to personally pay the required premium to the provider.

e.	Retirement Benefits:

(1)

Qualified Pension: You are a participant in the Emerson Electric Retirement Plan and will continue to accrue additional service time in this plan while on salary continuation. Under the plan rules, you can commence this benefit beginning at age 55 (reduced for early commencement) or at age 65 on an unreduced basis based on the accrued amount through your Separation Date as determined at the conclusion of your salary continuation period. You are required to notify the Emerson Pension Department at least sixty (60) days prior to your requested commencement date in order to prepare the necessary forms.

(2)

Qualified Savings Plans: You are a participant in the Emerson Electric Savings Investment Plan (qualified 401(k)) and the Rosemount Profit Sharing Plan, both administered by Vanguard. Under the qualified plan rules, you are permitted to roll these funds over to an individual retirement savings plan, future employer plan, leave the funds with Vanguard or request distributions. You should consult with your tax advisor prior to taking any action.

(3)

Non-Qualified Savings Plan: You are a participant in the non-qualified Emerson Savings Investment Restoration Plan. Under plan rules, a lump-sum distribution of these funds is required in the case of a separation of employment prior to age 55. Normally, this distribution would occur in January of the calendar year following your separation. However, as a top-50 most highly compensated employee of the Company, you are subject to Section 409A of the Internal Revenue Code. Due to IRS regulations interpreting Section 409A of the Internal Revenue Code, this distribution will be delayed for six months following your separation as determined by the conclusion of your salary continuation for this purpose. As such, your lump-sum distribution from this account is expected to occur in January 2022. You should consult with your tax advisor regarding the taxable impact of such distribution.

f.

Executive Perquisites: Your executive perquisites, including leased automobile, club dues, executive physical and financial tax planning, will end on your Separation Date, unless noted otherwise below:

(1)	You may complete your 2020 calendar year tax return under the executive financial tax planning program, subject to the normal terms and conditions of the program.

(2)

You will be required to return or purchase at its fair market value, your company automobile prior to the end of your salary continuation period. Your use of the company automobile during salary continuation shall remain subject to the normal terms and conditions of the executive vehicle program.

(3)	You may continue use of your current company-provided club membership, under the normal terms and conditions of the executive club program, through your salary continuation period.

(4)

If you have not already completed your Fiscal 2020 Executive Physical, your Executive Physical card will remain active for you to complete your Fiscal 2020 Executive Physical prior to December 31, 2020.

g.

Performance Shares: The terms of Emerson’s Performance Shares Award Program and related award agreements require that to be eligible for a payment, a participant must be an active employee of Emerson at the time of payment, not solely through the end of the performance period. We will recommend an exception to this requirement to the Compensation Committee of the Board of Directors that you remain eligible to receive the following consideration for your outstanding awards:

(1)

Fiscal 2018 – 2020 Performance Shares Award — We will recommend that you will receive a full payout of the final earned portion (as certified by the Compensation Committee) of your Fiscal 2018 – 2020 Performance Shares Award at the normal time under the Performance Shares Award Program, which is expected to occur in November 2020.

(2)

Fiscal 2019 – 2021 Performance Shares Award — We will recommend that you will receive a full payout of the final earned portion (as certified by the Compensation Committee) of your Fiscal 2019 – 2021 Performance Shares Award at the normal time under the Performance Shares Award Program, which is expected to occur in November 2021.

(3)

Fiscal 2020 – 2022 Performance Shares Award — We will recommend that you will receive a full payout of the final earned portion (as certified by the Compensation Committee) of your Fiscal 2020 – 2022 Performance Shares Award at the normal time under the Performance Shares Award Program, which is expected to occur in November 2022.

These exceptions and payments are subject to your continued compliance with the terms and conditions of the Performance Shares Award Program and related award agreements, Emerson meeting the stated financial objectives under the terms and conditions of the awards, and final approval of the payout by the Compensation Committee as is required for all participants in the program.

h.

Restricted Shares: The terms of Emerson’s Incentive Shares Plans and your Restricted Shares Award agreements provide that if a participant is not an active employee until the end of the applicable restriction period, the entire interest in the Restricted Shares underlying the award may be forfeited. We will recommend an exception to this requirement to the Compensation Committee that your awards of Restricted Shares continue to vest as specified in the original award documents and be payable to you upon the applicable vesting dates of the awards, and that you will continue to receive dividends on the Restricted Shares to the extent provided in the original award agreements.

i.

Taxes and Withholdings: All payments and other benefits provided for under this Agreement, including but not limited to salary continuation and/or discretionary bonus payments, Performance Shares Program payouts or vesting of Restricted Shares will be subject to income tax and other withholdings as required by law.

9.	GOVERNING LAW; EXCLUSIVE JURISDICTION

This Agreement is deemed to be entered in the State of Missouri and, without regard to conflict of laws principles, shall be interpreted in accordance with and governed by the laws of the State of Missouri. Emerson and you agree that any legal action or proceeding with respect to this Agreement shall be brought and determined exclusively in the courts of the County of St. Louis, State of Missouri or of the United States of America for the Eastern District of Missouri and that you submit to the jurisdiction of such courts with respect to any such action or proceeding.

10.	ADVICE OF ATTORNEY

You acknowledge that Emerson has advised you to consult with an attorney if you need assistance in reviewing or understanding this Agreement or any of the documents referenced in this Agreement, including the Waiver and Release Agreement.

11.	MISCELLANEOUS

If a court of competent jurisdiction declares any portion of this Agreement invalid, all remaining portions of the Agreement will remain in full force and effect.

Any questions regarding the terms of this Agreement or the payments to be made or benefits received hereunder shall be directed to Emerson’s Vice President Executive Compensation.

This Agreement may be executed in multiple counterparts, each of which when taken together will constitute an original.

[signature page to follow]

Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below. Once again, I thank you for your many years of dedicated service to Emerson, and I wish you the very best in your future endeavors.

Sincerely,

/s/ David N. Farr

David N. Farr
Chairman & Chief Executive Officer

ACCEPTED AND AGREED TO THIS 1st DAY OF September 2020

/s/ Robert T. Sharp
Robert T. Sharp

EXHIBIT A – WAIVER AND RELEASE AGREEMENT

IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, the adequacy of which is hereby acknowledged, I, Robert T. Sharp, the undersigned, hereby release Emerson Electric Co., its agents, officers, directors, employees, subsidiaries, affiliates, successors and assigns (hereinafter “Emerson”) and any of Emerson’s stockholders, successors, predecessors, contractors, attorneys or external counsel or advisors (together with Emerson, the “Released Parties”) from any and all claims of any kind, whether known or unknown, which I now have or may have against Emerson or the Released Parties, by reason of any matter, cause or thing which has occurred prior to my execution of this Waiver and Release Agreement. Without limiting the generality of the foregoing, I understand that I am releasing any and all claims against Emerson and agreeing not to sue to enforce any right of legal action that I may currently have that relates in any way to my employment or the termination of my employment relationship with Emerson.

Such released claims include, without limitation, any and all claims of discrimination on the basis of race, color, sex, sexual harassment, religion, creed or national origin under Title VII of the Civil Rights Act of 1964, as amended, or on the basis of age under the Age Discrimination in Employment Act of 1967, as amended, or on the basis of disability under the Americans With Disabilities Act, as amended, or on the basis of sex under the Equal Pay Act; any and all claims of pay discrimination under Title VII of the Civil Rights Act, Lilly Ledbetter Fair Pay Act, Americans with Disabilities Act and Age Discrimination in Employment Act; any and all claims of discrimination on the basis of race, color, sex, sexual harassment, sexual orientation, gender identity, marital or familial status, creed, national origin, age, religion, disability, and other legally protected categories under any and all applicable state statutes and/or county and city ordinances including the Missouri Human Rights Act (Mo. Rev. Stat. § 213.010 et seq.); Missouri Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim (Mo. Rev. Stat. § 287.780); Missouri Service Letter Statute (Mo. Rev. Stat. § 290.140); Missouri Minimum Wage Law (Mo. Rev. Stat. § 290.500 et. seq.); Missouri Equal Pay Law (Mo. Rev. Stat. § 290.400 et seq.); Missouri Handicap Discrimination Law (Mo. Rev. Stat. § 209.150); Missouri Jury Leave Law (Mo. Rev. Stat. § 494.460); Missouri Voting Leave Law (Mo. Rev. Stat. § 115.639); Missouri Political Activities of Employee Law (Mo. Rev. Stat § 115.637); Missouri Military Leave and Reemployment Law (Mo. Rev. Stat. § 41.370); Missouri Witness Leave Laws; Missouri State Wage Payment and Work Hour Laws, Equal Pay for Equal Work Law and the Law on Age Discrimination; any discrimination claims under Section 1981 of the Civil Rights Act of 1866; any other claims of discrimination and retaliation under local, state or federal law, regulation or Executive Order; any claims under the Older Worker Benefit Protection Act; any and all claims under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, including all federal and state “whistleblower” claims; any and all claims in contract or tort; any and all wrongful termination causes of action, including the covenant of good faith and fair dealings, breach of an implied or express contract, negligent or intentional infliction of mental distress, promissory estoppel/detrimental reliance, defamation, negligent retention/hiring, and negligent supervision; any claims for lost wages, benefits, expenses, severance, compensatory or punitive damages, attorney’s fees, and all claims for any other type of damage relief; any and all claims under the Worker Adjustment and Retraining Notification (WARN) Act; any and all claims under the Family and Medical Leave Act (FMLA); any and all claims under the Genetic Information and Nondisclosure Act (GINA); any and all claims under the Fair Labor Standards Act and any other State labor laws; and any and all claims under the Employee Retirement Income Security Act (ERISA). This Waiver and Release Agreement does not include any vested rights I may have under a retirement or profit-sharing plan or claims that are not waivable by law. I further waive, release and agree not to sue to enforce any rights I may have to reemployment and specifically agree not to seek reemployment with Emerson or any of its associated companies, divisions, business units, or subsidiaries.

I further acknowledge, understand and agree that:

1.

The Company’s payment of money and/or granting of benefits to me constitutes consideration, in addition to any money or benefits that I am currently entitled to receive, for my signing this Waiver and Release Agreement and does not in any way indicate that I have any viable claims against Emerson or that Emerson admits any liability to me whatsoever.

2.

I understand and agree not to communicate derogatorily about Emerson, or its officers and employees, in any way to customers, potential customers, vendors, business associates, employees or members of the press or media. I further understand that Emerson also will not communicate derogatorily about me.

3.

I agree not to file, or participate in, any lawsuit, arbitration or mediation, including a class action, whether as a witness or class member, regarding any aspect of my employment with Emerson unless compelled to do so by a Court of Law.

4.

I understand and agree that if a Court declares any portion of this Waiver and Release Agreement invalid in any manner, that all remaining portions of the document will be given full force and effect and all remaining terms and conditions will apply to both parties.

5.

I have up to twenty-one (21) days from today, August 12, 2020, to decide if I want to sign this Waiver and Release Agreement and enter into an agreement with Emerson as discussed with me and outlined in the attached Letter Agreement, which period can be waived by me. I acknowledge that Emerson has advised me to consult with an attorney to obtain any assistance that I need in reviewing or understanding any part of this document.

I may rescind (that is, cancel) this Waiver and Release Agreement within seven (7) calendar days of signing it to reinstate any claims I may have. To be effective, any rescission must be in writing and delivered to Emerson in care of the General Counsel, at 8000 W. Florissant Ave., St. Louis, Missouri 63136, either by hand or by mail, within the appropriate rescission period. If sent by mail, the rescission must be: (a) postmarked within the appropriate rescission period; (b) properly addressed to the Office of the General Counsel, Emerson Electric Co., at 8000 W. Florissant Ave., St. Louis, Missouri 63136; and (c) sent by certified mail, return receipt requested. The Company will have no obligations under this Waiver and Release Agreement or the Letter Agreement to which it is attached in the event I timely deliver a notice of rescission, and I agree to immediately return all payments previously made hereunder or benefits conferred hereunder as a condition of such rescission.

6.

I have not relied on any representations, promises, or agreements of any kind made by Emerson in connection with my voluntary decision to sign this Waiver and Release Agreement except those set forth herein and the attachments to it. I understand this Waiver and Release Agreement does not waive rights or claims that may arise after this Waiver and Release Agreement is executed.

I have read this Waiver and Release Agreement carefully and acknowledge that I have been advised to consult with an attorney to review it and have done so or voluntarily elected not to do so. I have informed Emerson that I clearly understand all of its terms. I have not been forced or pressured in any manner whatsoever to sign this Waiver and Release Agreement. I am fully capable to understand and comprehend all of its terms and voluntarily agree to all of its terms.

/s/ Robert T. Sharp September 1, 2020_
Signature Date

Robert T. Sharp

EXHIBIT B - OFFICER RESIGNATION

I, Robert T. Sharp, do hereby submit my resignation, effective August 12, 2020, from my position as Executive President Commercial & Residential Solutions, as well as from any other positions (if any) I may hold with any subsidiaries or affiliates of Emerson.

/s/ Robert T. Sharp
Robert T. Sharp